Exhibit 4.3

MEMORANDUM OF UNDERSTANDING

for

COOPERATIVE HIGHER EDUCATION PROGRAM

between

CIBT SCHOOL OF BUSINESS & CONTINUING EDUCATION COLLEGE,
BEIJING UNIVERSITY OF TECHNOLOGY (CIBT)

and

VANCOUVER COMMUNITY COLLEGE (VCC)

and

THOMPSON RIVERS UNIVERSITY (TRU)

This memorandum of understanding constitutes an agreement between CIBT Education Group Inc., Vancouver Community College and Thompson Rivers University. The participating units at the respective institutions are CIBT School of Business & Continuing Education College, Beijing University of Technology (CIBT); Vancouver Community College (VCC) and Thompson Rivers University (TRU)

Objective of the Agreement:

The objective of this agreement is for graduates of CIBT's two year Business Administration and Computer Sciences programs, who successfully complete a 9-12 month VCC English Upgrading and Learning Competence Training Program, to be eligible to complete a degree from TRU as follows:

•              CIBT Business Administration program graduates will be eligible to transfer up to a maximum of 60 credits to the TRU Bachelor of Business Administration Degree based on the relevant CIBT/TRU articulation agreement for their CIBT graduation year.

•              CIBT Computer Science program graduates will be eligible to transfer up to a maximum of 60 credits to the TRU Bachelor of Computing Science Degree based on the relevant CIBT/TRU articulation agreement for their CIBT graduation year.

By this agreement, graduates of the CIBT Business Management and Computer Science programs will be:

•              accepted by VCC to attend the English Upgrading and Learning Competence Training Program; and

•              conditionally accepted by TRU to the relevant degree completion program.

The condition of TRU's acceptance of students into the relevant degree completion program will be the successful completion of the VCC English Upgrading and Learning Competence Training Program, or equivalent, which will be demonstrated by:

•              Completion of English 099 at VCC with a grade of C+ or higher; or

•              Successfully completing the Accuplacer assessment consistent with TRU's ESL level 5 completion. This test may be completed at the TRU test site at VCC; or

•              Obtaining the minimum language assessment results as required by TRU in TOEFL, IELTS or other public English exams as recognized by TRU;

TRU may accept CIBT students who have achieved IELTS 6.0 with no band less than 5.5 to a TRU bridging program which combines English language skills upgrading with up to a maximum of three academic courses.

Graduation from a TRU degree requires a student to meet all academic requirements as stipulated in the TRU calendar.

Program Description:

CIBT - offers a two-year programs in two streams, including Business Administration and Computer Science, to Chinese students who have aspirations of pursuing degree completion programs at TRU. CIBT students also develop English language skills during their CIBT studies, however they generally do not have the requisite language competency for direct entry to academic programs at University levels.

VCC - offers a 9-12 month English Upgrading and Learning Competence Training Program to CIBT graduates prior to their entry to TRU. This program combines intensive English language studies with the training of social cultural competence skills, research and reporting skills, analytical and critical thinking skills and ability to work in teams on a project basis which are essential for success in a dynamic and interactive university learning environment. After the first 9 months of the program students will take the TRU's English Language Assessment or a TOEFL or IELTS examination. Students who successfully meet the requirements to transfer to TRU will do so, while the remaining students will complete an additional 3 month program at VCC. In the event a student does not meet the language requirement for TRU after 12 months, he/she will be able to integrate into the regular English languages classes at VCC or advance to TRU for a program that combines English language training and academic studies.

In the event a student transfers to TRU after 9 months of study, VCC will transfer any unearned prepaid tuition to TRU for that student. The student is required to pay all other tuition fees resulting from registration at TRU directly to TRU.

TRU - in accordance with an articulation agreement to be entered between TRU and CIBT, TRU will accept CIBT students into the Bachelor of Business Administration or Bachelor of Computing Science Degree completion program (as appropriate) if they have met the admission requirements as stated in this agreement. At the discretion of TRU, and depending on a student's English and academic background, he/she may also need to take English upgrading and lower-level undergraduate academic courses at TRU.

As a party to this agreement, CIBT agrees:

•              To establish and maintain an articulation agreement with TRU for CIBT's Business Administration and Computer Science programs and TRU's Bachelor of Business Administration and Bachelor of Computing Science degrees;

•              to advise TRU and VCC of any curriculum changes to their program which may affect the articulation agreement with TRU;

•              to provide TRU or VCC with any other information that may be requested relevant to program and its students;

•              to market, recruit and admit qualified Chinese students to the two-year Business Administration or Computer Science programs at CIBT;

•              to make information about this agreement and the specified study options available to students;

•              to host VCC and TRU in China for recruitment oriented events and meetings with prospective and existing CIBT students who are making country destination choices for their continuing studies;

•              to assist students in the application for study permit and other logistic procedures to enter Canada; and

•              to participate in the annual meetings hosted by VCC.

As a party to this agreement, VCC agrees:

•              to offer, recruit and admit qualified CIBT graduates to VCC for the 9-12 month English Upgrading and Learning Competence Training Program;

•              to issue a letter of acceptance to qualified students for the VCC English Upgrading and Learning Competence Training Program;

•              to make information about this agreement and the specified study options available to students;

•              to provide ongoing program advising, support and encouragement towards completing the English entrance requirement for TRU;

•              to host annual meetings in Vancouver for CIBT, VCC and TRU to review curriculum, update articulation agreement, formulate tuition changes and undertake recruitment planning; and

•              to participate in annual marketing and recruitment events in China coordinated by CIBT in consultation with VCC and TRU.

As a party to the agreement, TRU agrees:

•              to establish and maintain an articulation agreement with CIBT for CIBT's Business Administration and Computer Science programs and TRU's Bachelor of Business Administration and Bachelor of Computing Science degrees;

•              to identify the minimum English entrance requirements for admission into the degree completion programs, and in some cases, for combined English plus curriculum programs;

•              to issue a conditional letter of acceptance for the degree completion program to students who are admitted into the VCC English Upgrading and Learning Competence Training Program;

•              to accept students into the degree completion program in accordance with this agreement and to grant the appropriate degree to students upon their successful completion of the program;

•              to provide English Language Assessment to students at VCC who have studied the VCC Program for 9 months to determine their admissibility to TRU; or to recommend TOEFL or IELTS be used for this purpose where TRU is unable to facilitate this testing;

•              to provide CIBT and VCC with updated information about TRU programs on an annual basis;

•              to notify CIBT and VCC with as much lead time as possible about any anticipated or approved changes to the tuition and other fees, and/or requirements of the programs specified in this agreement; and

•              to participate in marketing and recruitment events and administrative meetings in China and Canada as coordinated by CIBT in consultation with VCC and TRU.

Tuition

The parties will ensure that all students know tuition fees are subject to change, generally based on annual review; and will advise students accordingly. Each institution will collect tuition for the program that it offers.

Liaison

Implementation of this agreement will be through the designated contact at each institution, in consultation with the appropriate authorities in the respective programs.

At CIBT:               Executive Vice President, CIBT or their respective designate

At VCC:                Director, VCC International or their respective designate

At TRU:                Associate Vice President, TRU World or their respective designate

Terms of the Agreement

This agreement will be in place for a period of five years commencing June 27, 2008 after which the agreement will be subject to review and renewal by the parties named in this agreement. If any party identifies an impediment to renewal, that party will notify the other parties of the impediments, with the goal of negotiating a new agreement which must be approved by the signatories of the institutions in this agreement.

All parties reserve the right to cancel this agreement with three months written notice. In the event of the termination of this agreement, all students enrolled at CIBT or VCC prior to the effective date of this termination will be entitled to admission to the TRU program under this agreement upon their successful completion of their programs at CIBT and VCC so as to ensure the fulfillment of the reasonable expectations of such students.

On Behalf of CIBT

/s/ Shuai Yang                                                                                     27/6/08

Shuai Yang, Executive Vice President                                                             Date

On Behalf of VCC

/s/ Donna Hooker                                                                              June 27 2008

Donna Hooker, Director VCC International                                                  Date

On Behalf of TRU

/s/ Roger Barnsley                                                                              June 27, 2008

Roger Barnsley, President and Vice Chancellor                                            Date